Exhibit 99.1

Scripps Networks Interactive Prices Debt Offering of

$500 Million of Senior Notes

For immediate release

Nov. 28, 2011

KNOXVILLE, Tenn. – Scripps Networks Interactive, Inc. (NYSE: SNI) today announced that it has priced an offering of $500 million aggregate principal amount of 2.70% senior notes due 2016 at a price equal to 99.878% of the principal amount (the “Senior Notes”) under an effective registration statement previously filed with the Securities and Exchange Commission.

The sale of the Senior Notes is expected to close on Dec. 1, 2011.

Scripps Networks Interactive intends to use the net proceeds from the offering for general corporate purposes which may include strategic acquisitions or equity investments, repurchases of the company’s common equity, working capital and capital expenditures, and for the repayment of the outstanding principal amount under its Competitive Advance and Revolving Credit Facility.

J.P. Morgan Securities, LLC, Wells Fargo Securities, LLC, Mitsubishi UFJ Securities (USA), Inc. and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers for the offering.

A copy of a preliminary prospectus supplement, the accompanying prospectus and the final prospectus supplement may be attained, when available, from the SEC website at www.sec.gov.

Alternatively, the underwriters or Scripps Networks Interactive will arrange to send these documents to interested parties if requested by contacting:

•	J.P. Morgan Securities LLC Attn: Investment Grade Syndicate Desk, 383 Madison Avenue, New York, N.Y. 10179. Call collect at 1-212-834-4533

•	Wells Fargo Securities, LLC, Attn: Capital Markets Client Support, 1525 West W.T. Harris Blvd., NC0675, Charlotte, N.C. 28262. Call toll-free 1-800-326-5897.

•	Scripps Networks Interactive Investor Relations at 1-865-560-5007 or by written request to Scripps Network Interactive, 9721 Sherrill Blvd., Knoxville Tenn. 37932, Attn: Investor Relations.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Senior Notes referred to above. An offering of any such Senior Notes will be made only by means of a prospectus supplement and accompanying prospectus. No offer to sell or solicitation of an offer to buy such Senior Notes shall be made in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Scripps Networks Interactive

SNI is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. SNI’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

Forward-looking statements

This press release contains certain forward-looking statements related to SNI’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. SNI’s written policy on forward-looking statements can be found on page F-3 of its 2010 Form 10-K filed with the Securities and Exchange Commission.

SNI undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

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Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

Mike Gallentine, Scripps Networks Interactive Inc., 865-560-4473

E-mail: m.gallentine@scrippsnetworks.com

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